As filed with the Securities and Exchange Commission on May 28, 2008
Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

IEC ELECTRONICS CORP.
(Exact name of Registrant as specified in its charter)

Delaware	13-3458955
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification Number)

105 Norton Street, Newark, New York 14513
(315) 331-7742
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive office)

IEC ELECTRONICS CORP.
2001 Stock Option and Incentive Plan
(Full title of plan)

W. Barry Gilbert
Chairman of the Board and Chief Executive Officer
IEC Electronics Corp.
105 Norton Street
Newark, NY 14513
Telephone: (315) 331-7742
(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copy to:

Martin S. Weingarten, Esq.
Boylan, Brown, Code, Vigdor & Wilson, LLP
2400 Chase Square
Rochester, NY 14604
Telephone: (585) 232-5300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer", "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer _____	Accelerated filer _____
Non-accelerated filer x (Do not check if a smaller reporting company)
Smaller reporting company _____

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of		Offering	Aggregate
Securities to	Amount to be	Price Per	Offering	Amount of
be Registered	Registered(1)	Share(3)	Price(3)	Registration Fee

Common Stock,	600,000 shares (2)	$2.125	$1,275,000	$51.00
$.01 par value

(1) The number of shares of Common Stock to be registered may be adjusted in accordance with the provisions of the IEC Electronics Corp. 2001 Stock Option and Incentive Plan (the “Plan”) in the event that, during the period the Plan is in effect, there is effected any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or the payment of a stock dividend or any other increase or decrease in the number of shares or the payment of a stock dividend or any other increase or decrease in the number of such shares effected without receipt of consideration by the Registrant. Accordingly, this Registration Statement covers, in addition to the number of shares of Common Stock stated above, an indeterminate number of shares which by reason of any such events may be issued in accordance with the provisions of the Plan.

(2) Represents 600,000 shares of Common Stock added to the Plan pursuant to the approval and ratification of an amendment to the Plan by the Registrant's stockholders on January 23, 2008.

(3) Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(h) and 457(c) under the Securities Act of 1933 and based upon the average of the bid and ask prices per share of the Registrant’s shares of Common Stock as reported by the OTC Bulletin Board at the close of trading on May 23, 2008.

EXPLANATORY NOTE

This Registration Statement on Form S-8 is filed pursuant to General Instruction E of Form S-8 for the purpose of registering additional shares of Common Stock, par value $.01 per share (the “Common Stock”), of IEC Electronics Corp., a Delaware corporation (the “Registrant”), issuable pursuant to the IEC Electronics Corp. 2001 Stock Option and Incentive Plan (the “Plan”). On March 17, 2003 and January 21, 2005, the Registrant filed with the Securities and Exchange Commission (the "Commission") Registration Statements on Form S-8 (Registration No. 333-103847 and No. 333-122181, respectively) (together, the "Prior Registration Statements") relating to shares of Common Stock issuable pursuant to the Plan. The Prior Registration Statements are currently effective. Except as supplemented by the information set forth below, the contents of the Prior Registration Statements are incorporated herein by reference.

Upon this Registration Statement’s effectiveness, there will be 3,100,000 shares registered under the Plan, 1,500,000 shares from Registration Statement No. 333-103847, 1,000,000 shares from Registration Statement No. 333-122181 and 600,000 shares from this Registration Statement.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The contents of the Prior Registration Statements, including the documents incorporated by reference therein, are incorporated by reference into this Registration Statement.

All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated in this Registration Statement by reference and to be a part hereof from the date of filing of such documents.

Item 5. Interests of Named Experts and Counsel.

Legal matters in connection with the shares of Registrant’s Common Stock issuable under the Plan will be passed upon by Messrs. Boylan, Brown, Code, Vigdor & Wilson, LLP, 2400 Chase Square, Rochester, NY 14604. Justin L. Vigdor, senior counsel to this firm, is a director and Assistant Secretary of the Registrant, and Martin S. Weingarten, counsel to this firm, is Secretary of the Registrant. As of the date of this Registration Statement, Mr. Vigdor owns 237,023 shares of Registrant’s Common Stock and has stock options to purchase 20,666 shares of Registrant’s Common Stock; Mr. Weingarten owns 100 shares of Registrant’s Common Stock and has stock options to purchase 8,500 shares of Registrant’s Common Stock. In addition, a member of the firm owns 100 shares of Registrant's Common stock.

Item 8. Exhibits.

See Exhibit Index.

SIGNATURES

Pursuant to the requirement of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and had duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Village of Newark, State of New York on May 27, 2008.

IEC Electronics Corp.

By:	/s/ W. Barry Gilbert
W. Barry Gilbert
Chairman of the Board and
Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, each of the undersigned hereby appoints W. Barry Gilbert and Michael R. Schlehr and each of them, his true and lawful attorney-in-fact and agent with full powers of substitution for him and in his name, place and stead, in any and all capacities, to sign the Registration Statement and any and all amendments, including post-effective amendments, to the Registration Statement, and to file the same, with all exhibits thereto and al documents in connection therewith, making such changes in the Registration Statement as such person or persons so acting seems appropriate, with the Securities and Exchange Commission, granting unto said attorneys-in-fact each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or count do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature	Title	Date

/s/ W. Barry Gilbert	Chairman of the Board and Chief Executive Officer	May 27, 2008
W. Barry Gilbert
(Principal Executive Officer

/s/ Michael R. Schlehr	Vice President, Chief Financial Officer and Controller	May 27, 2008
Michael R. Schlehr	(Principal Financial and Accounting Officer)

/s/ Eben S. Moulton	Director	May 27, 2008
Eben S. Moulton

/s/ Carl E. Sassano	Director	May 27, 2008
Carl E. Sassano

/s/ Jerold L. Zimmerman	Director	May 27, 2008
Jerold L. Zimmerman

/s/ James C. Rowe	Director	May 27, 2008
James C. Rowe

/s/ Justin L. Vigdor	Director	May 27, 2008
Justin L. Vigdor

EXHIBIT INDEX

Exhibit Number	Description	Location

4.1	IEC Electronics Corp. 2001 Stock Option and Incentive Plan (As Amended - August 22, 2007)	Incorporated by reference to the Registrant's Definitive Proxy Statement on Schedule 14A filed with the Commission on December 12, 2007.

5.1	Opinion and consent of Boylan, Brown, Code, Vigdor & Wilson, LLP, counsel for the Registrant as to the legality of the shares of Common Stock being registered	*

23.1	Consent of Rotenberg & Co., LLP, Independent Public Accountants	*

23.2	Consent of Boylan, Brown, Code, Vigdor & Wilson, LLP	Included in Exhibit 5.1 to this Registration Statement.

24.1	Power of Attorney	(See Signature Page)

* Included as part of the electronic submission of this Registration Statement